EXHIBIT 99.1

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera President (816) 781-4500	Liberty, Missouri February 2, 2006

CCSB FINANCIAL CORP. ANNOUCES

EARNINGS FOR FIRST QUARTER FOR FISCAL YEAR 2006

AND PLANS TO REPURCHASE STOCK

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net income of $22,000, or $0.03 per share (basic and diluted) for the first quarter of the fiscal year ending September 30, 2006, compared to net income of $38,000, or $0.04 per share (basic and diluted) for the first quarter of the prior fiscal year. In addition, the Company announced today that the Company’s Board of Directors has authorized the repurchase of up to 50,000 shares of the Company’s outstanding common stock.

The decrease in net income is attributed to a decrease in net interest income resulting from the tightening of the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities and an increase in non-earning assets. Net interest income decreased $35,000, or 4.9%, from $717,000 for the three months ended December 31, 2004, to $682,000 for the three months ended December 31, 2005. For the quarter ended December 31, 2005, the spread between average interest-earning assets and average interest-bearing liabilities decreased from 3.35% to 2.98%. While the yield on interest-earning assets increased 63 basis points from 4.96% for the three months ended December 31, 2004, to 5.59% for the three months ended December 31, 2005, the cost of interest-bearing liabilities increased 100 basis points from 1.61% for the three months ended December 31, 2004, to 2.61% for the three months ended December 31, 2005.

The overall increase in market interest rates had a greater impact on interest-bearing liabilities than interest-earning assets. The flattening of the yield curve also tightened spreads and has had an impact on the performance of the investment portfolio and the margin on loans. In addition, during the periods, net earning assets decreased $704,000 due to an increase in premises and equipment. The Company’s subsidiary, Clay County Savings Bank, is in the process of constructing a fifth facility, which is anticipated to open late in the second quarter of fiscal year 2006.

Noninterest income increased $20,000, or 19.6%, to $122,000 for the three months ended December 31, 2005, from $102,000 for the three months ended December 31, 2004. This increase offset the increase in noninterest expense. Noninterest expense increased $19,000, or 2.5%, from $760,000 for the three months ended December 31, 2004, to $779,000 for the three months ended December 31, 2005, due to an increase in charges and fees on deposit accounts and a decrease in the amortization of mortgage servicing rights. Management anticipates noninterest expense to continue to increase due to the opening of the new branch facility.

The following are condensed consolidated statements of income (unaudited) for the reporting periods:

	Three Months Ended December 31,
	2005	2004
	(In Thousands)
TOTAL INTEREST AND DIVIDEND INCOME	$1,205	$1,022
TOTAL INTEREST EXPENSE	523	305

NET INTEREST INCOME	682	717
PROVISION FOR LOAN LOSSES	4	15

NET INTEREST INCOME AFTER PROVISION FOR LOSSES	678	702

TOTAL NONINTEREST INCOME	122	102
TOTAL NONINTEREST EXPENSE	779	760

INCOME BEFORE INCOME TAXES	21	44
PROVISION (CREDIT) FOR INCOME TAXES	(1)	6

NET INCOME	$22	$38

BASIC AND DILUTED EARNINGS PER SHARE	$0.03	$0.04

Total assets decreased $1.2 million, or 1.3%, from $94.9 million at September 30, 2005, to $93.7 million at December 31, 2005. For this period, excess liquidity was utilized to pay off maturing Federal Home Loan Bank (FHLB) advances and to fund the payment of real estate taxes from advances from borrowers for taxes and insurance. At December 31, 2005, total stockholders’ equity was $14.0 million, or $15.26 per share based on total shares outstanding of 916,945, which was an increase of $0.05 from $15.21 per share as of September 30, 2005.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank, is a federally-insured and chartered savings bank based in Liberty, Missouri. The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.